SUPPLEMENT DATED OCTOBER 20, 2006 TO THE
                                FIXED ANNUITY CONTRACT PROSPECTUSES LISTED BELOW


This supplement describes changes to the prospectuses dated May 1, 2006, as supplemented, for the below-listed fixed annuity contracts issued by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut. This supplement should be read in its entirety and kept together with your prospectus for future reference.

MERGER OF PRINCIPAL UNDERWRITER AND DISTRIBUTOR

Effective on or about October 20, 2006, the principal underwriter and distributor of the Contracts, MLI Distribution LLC merged with and into MetLife Investors Distribution Company. MetLife Investors Distribution Company is a wholly-owned subsidiary of MetLife Investors Group, Inc., which in turn is a wholly-owned subsidiary of MetLife, Inc. MetLife Investors Distribution Company's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. It is not anticipated that the merger will have an impact on the distribution of the Contracts or the level of compensation paid in connection with such distribution. References in the prospectus to the principal underwriter and distributor of the Contracts shall be deemed to refer to MetLife Investors Distribution Company.


 Supplement to the following fixed annuity contract prospectuses dated May 1, 2006 (as supplemented):

                                    Fixed Annuity
                                    MetLife Retirement Account Annuity
                                    MetLife Target Maturity
                                    Registered Fixed Account Option
                                    T-Mark























Books, 21, 27, 28, 29, 74                                          October, 2006